Exhibit 10.1

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

265 Turner Drive

Durango, Colorado 81303

May 3, 2022

VIA E-MAIL

Mr. Robert J. Sarlls

RE: CEO Employment Offer

Dear Rob,

We are pleased to offer you the position of Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc. (the “Company”) with an anticipated start date on May 9, 2022 (the “Start Date”). The position will be based at the Company’s headquarters in Durango, Colorado for the Company’s fiscal year ending in February 2023. You will perform those duties and responsibilities as are customary for your position as Chief Executive Officer, as may be directed by the Company’s Board of Directors (the “Board”), to whom you will report.

Service on the Board. On the Start Date, you will be appointed to serve as a member of the Board and you agree to serve in such capacity without additional compensation. During your employment with the Company, at each meeting of the Company’s stockholders at which your director term is expiring, the Company will nominate you to serve as a member of the Board, subject to required stockholder approval and compliance with the Company’s policies and procedures regarding service as a member of the Board. Upon the termination of your employment for any reason, unless otherwise requested by the Board, you agree to resign from the Board (and all other positions held at the Company and its affiliates), and you will execute any documents necessary to reflect your resignation. The Company understands that you currently serve on the board of directors of The Mennel Milling Company and Grandview Capital Acquisition Corp., and agrees that you may continue to serve on those boards. Going forward, you must obtain the consent of the Board prior to commencing service on any additional outside boards of directors or other similar governing bodies.

Base Salary; Annual Cash Incentive Bonus. Your annual base salary will be $360,000, which will be payable in accordance with the Company’s normal payroll procedures. During your employment with the Company, you will be eligible for an annual cash incentive bonus (“Annual Bonus”). Subject to the terms and conditions set forth in this letter, your initial Annual Bonus target will be fifty percent (50%) of your annual base salary (“Annual Target Bonus”) with the opportunity to receive up to 200% of your Annual Target Bonus, less standard payroll deductions and tax withholdings. Your Annual Bonus payment for a given fiscal year will be based on achievement of company performance goals for that fiscal year, as established and determined by the Compensation Committee in its sole discretion, and paid by the Company within thirty (30) days following the date on which the Compensation Committee approves payment. Except as otherwise provided in the paragraph addressing severance benefits in this letter, in order to be eligible for an Annual Bonus for a given fiscal year, you must be an active employee following the end of the applicable fiscal year through the date on which the Compensation Committee approves payment of the Annual Bonus based on achievement of the performance goals for that fiscal year, which for the fiscal year ending February 2023 will be the performance goals as in effect at the end of the fiscal year. Your Annual Bonus payment in respect of the Company’s fiscal year ending February 2023 will be pro-rated based on your Start Date.

Benefits; Paid Time Off. You will be eligible to participate in the employee benefit plans and programs that are maintained by the Company from time to time, subject in each case to the terms and conditions of the plan or program in question, including the eligibility requirements and provisions thereof, and the determination of any person or committee administering the plan. You also will be eligible to accrue 20 days of Paid Time Off (“PTO”), with the amount pro- rated in 2022 based on your Start Date. Your accrual and use of PTO will be in accordance with the Company’s PTO policy in all respects; provided, however, you will be granted 10 years of service under the policy upon the commencement of your employment and will thereafter accrue a year of service for each year you are employed by the Company. PTO will be paid out upon the separation of your employment in accordance with Company policy. Notwithstanding anything in this letter, the Company reserves the right to modify or terminate benefits or policies at any time and from time to time, as it deems necessary, appropriate or desirable.

Signing Bonus. Subject to the terms and conditions set forth in this letter, you will be eligible to receive an additional cash payment in the total amount of $165,000 (the “Signing Bonus”), which will be payable in two installments, less standard payroll deductions and tax withholdings. You will be eligible to receive (a) the first installment of $105,000 on the Company’s next regularly scheduled payroll date following your Start Date and (b) the second installment of $60,000 on the Company’s next regularly scheduled payroll date following October 31, 2022, provided you have a residence in Durango, Colorado or its surrounding area on or before such date and continue to be an active employee on such date. By accepting this position, you agree that in the event you separate from your employment with the Company without Good Reason or the Company terminates your employment for Cause, in either case on or before October 31, 2023, you will be obligated to repay, and that you will repay, to the Company the full amount of the Signing Bonus previously paid to you.

Equity Incentives. You will be awarded a special equity incentive grant with a grant date fair value of $360,000 at target performance, 50% in restricted stock units vesting based on achievement of specified performance goals as described below (the “RSUs”) and 50% in stock options vesting in one-third on the last day of the Company’s fiscal year ending February 2023, with the remaining two-thirds vesting quarterly thereafter until you are full vested on the last day of the Company’s fiscal year ending February 2025 (the “Stock Options”), subject to your continued service through the applicable vesting date. The Compensation Committee will approve the grant of the Stock Options and the number of RSUs on your Start Date, with the RSUs vesting if the Company achieves an annualized Total Shareholder Return of at least 12.5% during the performance period commencing on your Start Date and ending at the end of the Company’s fiscal year ending February 2025. Both the Stock Options and RSUs will be governed by the terms of the Company’s 2007 Equity Incentive Plan (as amended from time to time, the “Plan”) and the award agreements evidencing the grants. You will be eligible for additional long-term equity incentive grants annually, as approved by the Compensation Committee in its sole discretion.

Your equity incentive grants will be subject to the terms and conditions of other agreements required by the Company as a condition to your employment, which shall be no less favorable to you than those applicable to other senior executives of the Company hired on or after your Start Date, as well as any stock ownership guidelines and/or incentive compensation recoupment policies that may be adopted by the Board or the Compensation Committee.

Severance. Subject to the terms and conditions set forth in this letter, if, at any time, the Company terminates your employment without Cause (other than as a result of your death or Disability) or you terminate your employment for Good Reason (such termination, a “Qualifying Termination”), then you will receive the Accrued Amounts (as defined below) and the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a)         The Company will pay you a cash amount equal to fifteen (15) months of your base salary in effect as of your Qualifying Termination date (the “Cash Severance”). The Cash Severance will be payable in substantially equal installments in accordance with the Company’s normal payroll procedures during the period commencing on your Qualifying Termination date and ending on the 15-month anniversary of your Qualifying Termination date; provided, however, that no payments under this paragraph (a) shall be made prior to the first payroll date occurring after the Release Deadline (such payroll date, the “First Payroll Date”) (with amounts otherwise payable prior to the First Payroll Date will be paid on the First Payroll Date without interest thereon); provided that if such Qualifying Termination occurs during the period commencing on the date a “change in control event” (as defined in Treasury Regulation Section 1.409A-3(i)(5)) of the Company occurs or during the two (2) year period following such date, such Cash Severance shall be paid in a single lump sum payment on the First Payroll Date (without interest thereon).

(b)         As an additional Severance Benefit, the Company will pay you a cash amount equal to a pro-rated portion of your Annual Bonus for the fiscal year that includes your Qualifying Termination date, based on actual achievement of company performance goals for that fiscal year and with pro-ration calculated to reflect the proportion of the fiscal year that you were employed with the Company. Such amount will be paid at the same time your Annual Bonus would have been paid had your employment not terminated; provided, however, that no payment under this paragraph (b) shall be made prior to the Release Deadline and in no event later than December 31 of the calendar year that includes the last day of the fiscal year to which the bonus relates; and

(c)         As an additional Severance Benefit, if you timely (and properly) elect to continue your coverage under the Company’s group health plan pursuant to Code Section 4980B(f) (“COBRA”), the Company will reimburse you for (or will pay directly, in the discretion of the Company) the premium charged for such coverage until the earliest to occur of (i) the twelve (12) month anniversary of your Qualifying Termination date, (ii) the date on which you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), and (iii) the date on which you cease to be entitled to COBRA continuation coverage under the Company’s group health plan; provided, however, that the Company may unilaterally amend or eliminate the benefit provided under this paragraph (b) to the extent it deems necessary to avoid imposition of excise taxes, penalties or similar charges on the Company or any of its affiliates (or any of their respective successors), including, without limitation, under Code Section 4680D or 4980H. You must notify the Company within two (2) weeks if you obtain coverage from a new source.

(d)         For purposes of this letter, the following defined terms have the following meanings:

(i)         “Accrued Amounts” means, collectively, (A) your base salary accrued through your last day of employment, (B) any unused PTO accrued through your last day of employment in accordance with the Company policy, (C) any earned but unpaid Annual Bonus for the fiscal year ended immediately prior to your Qualifying Termination date (provided that any such Annual Bonus will be paid at the same time it would have been paid had your employment not terminated), and (D) reimbursement of any unreimbursed business expenses.

(ii)         “Cause” means you have (A) been convicted of or pled guilty or nolo contendere to a felony or engaged in conduct involving fraud, embezzlement, misappropriation of corporate funds, dishonesty or misconduct that could otherwise materially harm the reputation or business of the Company; (B) engaged in misconduct or material negligence in the performance of your duties for the Company that is not cured or is not capable of cure after 10 days’ written notice from the Company; (C) materially failed to adhere to the Company’s material written corporate codes, policies or procedures; (D) refused to carry out a material direction from the Board; (E) materially violated the terms of the CIIA Agreement (as defined below); or (F) materially violated any fiduciary duty owed to the Company (including, but not limited to, the duty of loyalty).

(iii)         “Good Reason” means any of the following without your written consent: (A) a material diminution in your responsibilities, position, reporting relationship and/or authority with the Company; (B) any material breach by the Company of this letter; (C) a required relocation of more than fifty (50) miles from your principal work location at the Company’s headquarters in Durango, Colorado, except for travel reasonably required in the performance of your duties and responsibilities; or (D) a material reduction in your annual base salary or Annual Target Bonus, unless such reduction is made across the board and applies to similarly situated executives of the Company; provided, however, that none of the foregoing events shall be the basis for a Good Reason termination if cured by the Company within thirty (30) calendar days after written notice to the Company from you specifying such event in reasonable detail, which notice must be provided within sixty (60) days following the occurrence of that event; and provided further that any alleged Good Reason termination must be made within sixty (60) days following the conclusion of the cure period referenced in the foregoing proviso or you will be deemed to have irrevocably waived your right to terminate your employment for such Good Reason event.

(iv)         “Disability” has the meaning assigned to such term under the Plan.

Prior to and as a condition to your receipt of the Severance Benefits described above, you shall execute and deliver to the Company an effective release of claims in favor of the Company, in a form acceptable to the Company (the “Release”), within the timeframe set forth therein, but not later than forty-five (45) days following your Qualifying Termination date, and allow the Release to become effective according to its terms (by not invoking any legal right to revoke it) by no later than the 60th day following your Qualifying Termination date (such latest permitted effective date, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will not have any right or entitlement to any of the Severance Benefits.

You agree that the payment of any Severance Benefits is conditioned on your compliance with the provisions of the CIIA Agreement (as defined below), including, but not limited to, Sections 2 and 6 thereunder, and if you materially breach any of those provisions, you (a) forfeit your rights to receive any Severance Benefits, and (b) will promptly repay, or cause to be promptly repaid, to the Company the full amount of any Severance Benefits paid by the Company to you prior to the date of such breach.

At-Will Employment. Signing below confirms all the details of our offer, terms and conditions of employment but does not constitute any express, implied or real contract of employment for any particular duration, as your employment will be at-will. This means that you may resign from the Company at any time with or without reason, and the Company has the right to terminate your employment at any time with or without reason. Should you choose to leave the Company, you agree to aid with a smooth transition by providing the Company with thirty (30) days prior written notice of your intent to terminate employment (which the Company may choose to make effective immediately).

Tax Withholdings; Section 409A. All payments and benefits provided under this letter will be subject to applicable tax withholdings and deductions. Notwithstanding any provision to the contrary in this letter, the parties intend that this letter and the payments and other benefits provided hereunder be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations and other guidance promulgated thereunder (“Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii) or otherwise. To the extent Section 409A is applicable to this letter and such payments and benefits, the parties intend that this letter (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of this letter to the contrary, this letter shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however, that (a) the Company makes no representations or warranties to you with respect to any tax, economic or legal consequences of this letter or any payments or other benefits provided hereunder, including without limitation under Section 409A, (b) in no event shall the Company or any of its subsidiaries or affiliates (or any of their respective successors) be liable for any additional tax, interest or penalty that may be imposed on you or any other person pursuant to Section 409A or for any damages or liabilities incurred by you or any other person as a result of this letter (or the payments or benefits hereunder) failing to comply with, or be exempt from, Section 409A, and (c) you, by executing this letter, shall be deemed to have waived any claim against the Company and its subsidiaries and affiliates (and their respective successors) with respect to any such tax, economic or legal consequences.

Without limiting the generality of the foregoing, and notwithstanding any other provision of this letter to the contrary (other than the proviso in the last sentence of the immediately preceding paragraph), (a) for purposes of Section 409A, each payment made under this letter shall be treated as a separate and distinct payment, and the right to a series of installment payments under this letter shall be treated as a right to a series of separate and distinct payments; (b) to the extent Section 409A is applicable to this letter, a termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder (a “Separation from Service”), and, for purposes of any such provision of this letter, references to “terminate,” “termination,” “termination of employment,” and like terms shall be interpreted accordingly; (c) if you are a “specified employee,” within the meaning of Section 409A(a)(2)(B)(i) of the Code, as of the date of your Separation from Service, then to the extent necessary to avoid subjecting you to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under this letter during the six-month period immediately following your Separation from Service shall not be paid to you during such period, but shall instead be accumulated and paid to you (or, in the event of your death, your estate) in a lump sum on the first business day following the earlier of (i) the date that is six (6) months after your separation from service or (ii) your death; and (d) with regard to any provision in this letter that provides for reimbursement of expenses or in-kind benefits (except for any expense, reimbursement or in-kind benefit provided pursuant to this letter that does not constitute a “deferral of compensation,” within the meaning of Treasury Regulation Section 1.409A-1(b)), each reimbursement or in-kind benefit provided under this letter shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to you on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursement or in-kind benefits under this letter shall not be subject to liquidation or exchange for another benefit.

Section 280G. Notwithstanding any other provision of this letter to the contrary, if any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall be made by the Company in the manner that results in the greatest economic benefit for you, and where more than one Payment has the same economic benefit to you and such Payments are payable at different times, such Payments will be reduced on a pro-rata basis; provided that any such reduction will be effected in a manner intended to comply with the requirements of Section 409A of the Code. In no event will you have any discretion with respect to the ordering of payment reductions. All calculations and determinations under this paragraph shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on you and the Company for all purposes. For purposes of making the calculations and determinations required by this paragraph, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. You agree to furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this paragraph. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

Indemnification and D&O Coverage. The Company will indemnify you to the maximum extent permitted by law for your acts and omissions as an employee, officer or director of the Company and any affiliates and will provide directors and officers liability insurance coverage to you that is no less favorable than that provided to active directors of the Company.

CIIA Agreement; Miscellaneous. This offer and your employment with the Company is contingent upon your agreement to, and execution of, a Confidential and Proprietary Information, Inventions Assignment, Restrictive Covenant and Arbitration Agreement (the “CIIA Agreement”) provided by the Company, as well as, subject to applicable law, the satisfactory results of any reference/background checks and submission of all required documentation evidencing your eligibility for employment in the United States. The terms and conditions of your employment by the Company will be governed by this letter and the CIIA Agreement, any other agreements with the Company to which you are a party which relate to your employment, and by the Company’s policies and procedures that are adopted by the Company from time to time, including the Company Handbook. For the avoidance of doubt, you acknowledge that: (i) you will receive a copy of the Company Handbook from the Company; (ii) you must carefully review it; and (iii) you will remain subject to the policies therein (as may be modified from time to time) during the entirety of your employment. This letter supersedes any previous discussions, representations, promises, agreements, or offers between you and the Company, and, along with the CIIA Agreement, contains all the terms under which this offer of employment with the Company is being made to you.

By signing this letter, you represent that your performance of the terms of this letter and of your services to the Company will not conflict with any agreement you may have previously entered with a third party, including any agreement, for example, to keep in confidence any proprietary information learned during any previous employment. You agree that you will not enter into any agreement that conflicts with this letter so long as you are employed by the Company.

To indicate your acceptance of the terms and conditions of this offer, please sign below and email the executed offer letter to me as the Chair of the Board, attention of the Corporate Secretary of the Company. The terms of this offer expire as of May 6, 2022, if your signed acceptance is not received as of the end of that business day.

Rob, we appreciate you considering this role with the Company. We believe you will make a big difference in our success and the achievements of our vision. I personally look forward to working closely with you.

Please feel free to contact me if you have any additional questions concerning this offer.

Sincerely,

/s/ Elisabeth Charles

Elisabeth Charles

Chair of the Board of Directors of Rocky Mountain Chocolate Factory, Inc.

I hereby acknowledge and agree to the terms and conditions of this offer letter.

/s/ Robert J. Sarlls
Robert J. Sarlls

May 4, 2022
Date